Exhibit 99.1

For immediate release

Primerica’s Board of Directors Elects Barbara A. Yastine as a Board Member

Duluth, GA, December 7, 2010 — Primerica, Inc. (NYSE:PRI) today announced the election of Ms. Barbara A. Yastine to the Company’s Board of Directors. Ms. Yastine is the Chief Administrative Officer of Ally Financial, Inc., joining the company in May, 2010. In this role, she has oversight responsibility for the risk, compliance, legal and technology areas and serves as the Chair of Ally Bank, a wholly owned subsidiary of Ally Financial. Prior to joining Ally, she served as a principal of Southgate Alternative Investments, a diversified alternative asset manager, beginning in June 2007. Before that, she was Chief Financial Officer for Credit Suisse First Boston from October 2002 to August 2004. From 1987 through 2002, Ms. Yastine worked at Citigroup and its predecessor companies, where during her 15 year tenure, she received numerous promotions, culminating with serving as the Chief Financial Officer of Citigroup’s Global Corporate and Investment Bank. During her tenure at Citi she also served as Chief Auditor, Chief Administrative Officer of Citi’s Global Consumer Group and Executive Vice President and Chief Financial Officer of Citifinancial and its predecessors. Ms. Yastine began her career at a Citi predecessor as Director of Investor Relations. She graduated in 1981 with a BA in Journalism from New York University, where she also earned her MBA in 1987.

“We are very pleased to have Barbara become the 9th member of the Primerica Board of Directors,” said D. Richard Williams, Chairman of the Board and Co-CEO of Primerica. I have known Barbara for years and believe her extensive experience in the financial services industry will be a great asset to the Primerica Board.” John A. Addison, Jr., Chairman of Primerica Distribution and Co-CEO, said, “We are elated to make this announcement today. Barbara will be a great asset as an outside Board Member and will bring to the table a wealth of knowledge and experience in our industry.” Ms. Yastine said, “I am honored to accept the offer to serve on Primerica’s Board and look forward to working with my fellow Board members and Senior Management as Primerica moves ahead as a new public company with a 33 year track record of successfully delivering personal service and quality financial products to the underserved middle-income market.”

Ms. Yastine serves on the Board of Directors and chairs the Audit Committee of Symphony Services Corporation, a private portfolio company of the private equity firm Symphony Technology Group, which provides outsourced software engineering services. She is also a member of the Board of Directors of Phoenix House, a leading nonprofit provider of addiction treatment services nationwide. She chairs the Finance and Audit Committee of the Phoenix House Board and also serves on the Personnel and Compensation Committee and the Succession Planning Committee.

Primerica, headquartered in Duluth, GA, is a leading distributor of financial products to middle income households in North America with approximately 100,000 licensed representatives. The company and its representatives offer clients term life insurance, mutual funds, variable annuities and other financial products. Primerica insures 4.3 million lives and more than 2 million clients maintain investment accounts with the company. Primerica’s mission is to serve middle income families by helping them make informed financial decisions and providing them with the strategies and means to gain financial independence.

Contacts:
Press: Mark Supic: (770)564-6329	Investors: Kathryn Kieser: (770)564-7757